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                                                                      EXHIBIT 14
                       GREEN MOUNTAIN POWER CORPORATION'S
                           CODE OF ETHICS AND CONDUCT
               (Adopted August 10, 1998, Amended October 6, 2003)

POLICY  STATEMENT
     Green Mountain Power Corporation (the "Company") is committed to conducting its business lawfully and with the highest degree of honesty and integrity in fulfilling its corporate responsibility to its customers, its shareholders and the community. A corporation can act only through individuals. In living up to this commitment, Green Mountain Power expects each and every one of its directors, officers, employees and agents to conduct themselves with the highest degree of honesty and integrity in performing their duties and responsibilities with the Company.
THE  COMPANY'S  CODE  OF  ETHICS  AND  CONDUCT
     Green Mountain Power recognizes that one of its most important assets is the reputation for integrity that is enjoyed by the Company and its employees. As the Company's business becomes more complex and as the number of applicable laws and regulations increases, our challenge to maintain our integrity standards also grows.
     The Company has adopted this Code of Ethics and Conduct to promote and maintain our standards of integrity and honesty in all aspects of our business, and to prevent, deter and detect instances of unlawful behavior. This Code applies to each and every one of Green Mountain Power's directors, officers, employees and agents.
     This Code consists of three parts. The first part sets forth the fundamental ethical standards expected of Green Mountain Power's directors, officers, employees and agents. These standards are broader than the requirements of the law. They are designed to foster integrity and preserve the public's confidence in the Company.
     The second part of the Code describes many of the specific legal requirements with which all Company personnel and agents must strictly comply. Compliance with the law is the cornerstone of an ethical business, essential to preserve our reputation for integrity.
     The third part of the Code describes the Company's Compliance Program, which is designed to ensure that every director, officer, employee and agent of the Company fully understands and abides by the Code of Ethics and Conduct.
     Some of the issues discussed in this Code involve simple common sense. Others are quite complex. We do not expect you to become an expert in any of the areas mentioned in this Code or in the Company's other policies. We do, however, expect you to be aware of the very high priority the Company places on strict adherence to both the letter and the spirit of the principles established in this Code and in the Company's other policies. The Company also expects you to be sufficiently familiar with these principles to know when a particular course of action or inaction is cause for legitimate concern and to take appropriate steps to raise, address and resolve your concerns. It is our continuing responsibility, as a Company and as individuals, to preserve and strengthen Green Mountain Power's reputation as a premier Vermont business dedicated to the highest standards of integrity and business conduct.
I.    STANDARDS  OF  INTEGRITY  AND  ETHICS
     The Company's directors, officers, employees and agents ("Company personnel") are required to abide by the following ethical standards in performing their duties with the Company:
     1. TELL THE TRUTH. Never engage in any conduct involving lying, cheating, stealing, deception or dishonesty.
     2. OBEY THE LAW. Never intentionally violate any governmental law, regulation rule or permit. The confidence of our customers and the public in the Company requires that you avoid even the appearance of illegal conduct.
     3. TREAT OTHERS WITH RESPECT. Always promote a productive work environment in which every employee is treated with respect. Green Mountain Power will not tolerate harassment or discrimination in the workplace.
     4. AVOID CONFLICTS OF INTEREST. Always strive to avoid and/or to eliminate actual or apparent conflicts of interest between personal and professional relationships. A conflict of interest arises when your economic interests or those of your family (including spouses, children, parents, siblings, in-laws and anyone other than domestic employees who shares your home), are inconsistent with your employment, duties or responsibilities with the Company. Avoid any activity, outside business venture or investment that compromises, or which may appear to compromise, the performance of your work or the exercise of your independent judgment in achieving the best interests of the Company. Where such an activity or relationship may exist, you must disclose it to the Ethics Officer or the General Counsel. Not all relationships are improper or create conflicts of interest. But full disclosure is essential to resolve and avoid the appearance of conflicts.
     5. NEVER MISUSE COMPANY PROPERTY. Never misappropriate Company property or use Company property without authorization. Company personnel should use Company property and devote their time while on duty solely for the benefit of the Company, its shareholders and its customers. Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Never claim any expense or receive any reimbursement from the Company unless entitled to do so by Company procedures or regulations.
     6. REFUSE INAPPROPRIATE GIFTS FROM OTHERS. Never take directly or indirectly cash, gifts or gratuities of more than minimal value, or excessive entertainment, from any person or entity with which the Company does business or is likely to do business. "Minimal value" means $50.00. It is not unethical to accept meals and refreshments that are business-related, reasonable and not likely to influence your performance of Company business.
     7. REFUSE TO GIVE INAPPROPRIATE COMPANY GIFTS TO OTHERS. Never offer cash or property to a person holding a position of public trust in order to influence the judgment or conduct of that person in any matters or affairs affecting the Company. Never offer or provide cash, gifts or gratuities of more than minimal value, or excessive entertainment, to any person or entity with which the Company does business or is likely to do business. It is not improper, however, for any individual to make legal campaign contributions.
     8. KEEP COMPANY AND CUSTOMER INFORMATION CONFIDENTIAL. Never disclose, without the Company's express authorization, any information (whether commercial, financial, technical or other) of the Company that is confidential, privileged or of competitive value. Never disclose any information relating to the Company's customers without express authorization from the Company's General Counsel or the Company's retained attorneys.
     9. RESPECT OUR ENVIRONMENT. Always conduct Company business as a responsible steward of the environment. Green Mountain Power is committed to environmental awareness and accountability in all its business practices and operations.
     10. KEEP OUR WORKPLACE SAFE. Always provide and promote safe and healthy working conditions in all Company facilities and protect employees and others from personal injury. Protect the Company's property and the property of others from damage that may arise from Company operations or activities. Maintain working conditions that assure safe, uninterrupted service to our customers and the public.
     11. PROMOTE INTEGRITY AND ETHICS THROUGHOUT THE COMPANY. Make a personal commitment to follow this Code of Ethics and Conduct. Guide others in upholding the Company's commitment to integrity. Comply with not only the letter, but also the spirit of this Code.
II.    STANDARDS  OF  CONDUCT  AND  LEGAL  COMPLIANCE
     Green Mountain Power's business and activities are subject to a diverse and complex set of laws, regulations and rules enforced by federal, state and local authorities. Compliance with every law, regulation and rule governing the Company's affairs is essential to the Company's commitment to integrity, to our reputation and to the best interests of our Company, our shareholders, our customers and the public. A single document cannot address all of the statutes, regulations and rules that may apply to the Company's activities. Some of the key legal duties and requirements governing Green Mountain Power are summarized below. If you ever have any question regarding the applicability or interpretation of a law, regulation or rule, or if there is a question about the legality of particular activity, you should promptly bring your concern to the attention of the Company's Ethics Officer and the General Counsel.
     Set forth below are some of the more important laws that Company personnel may encounter:
     1. LAWS GOVERNING HONESTY. There are numerous federal and state laws addressing dishonest conduct. Some of these laws are drawn very broadly to reach wide categories of dishonest conduct, while others are narrowly tailored to address specific acts of dishonesty or false statements; among other activities, these laws address the following:
* Federal and state fraud statutes criminalize all false statements or representations made with the intent to deceive and with the purpose of obtaining money or property. The acts become federal crimes if they involve any use of the mail or wires (e.g., telecommunications).
* Making false statements or concealing material facts in any matter within the jurisdiction of a federal agency or department (such as the Federal Energy Regulatory Commission, Securities and Exchange Commission or the Internal Revenue Service) is a federal felony. These laws clearly apply to statements made in reports and filings submitted to federal agencies.
* Federal statutes also proscribe an array of specific types of false statements. These include false statements made in documents maintained pursuant to the Employee Retirement Income Security Act of 1974 ("ERISA") (which governs employee welfare and benefit plans like Green Mountain Power's Retirement Plan) or in connection with the filing of federal tax returns.
* State law prohibits giving false testimony or making false sworn statements to the Vermont Public Service Board ("VPSB" or the "Board"). Persons or entities that willfully violate this proscription are guilty of perjury and subject to imprisonment for up to 15 years. Furthermore, Vermont Statutes authorize the imposition of substantial civil penalties against any person or corporation that: (1) refuses to provide the Board with access to their books and records; (2) fails to furnish any return, report, or information lawfully required to be provided; (3) willfully hinders the Board in discharging its duties; or (4) fails to obey a final order or decree of the Board.
* Any false written or oral statement made to a federally insured banking institution (which includes most banks, savings and loans, and credit unions in Vermont) with the intent to deceive, also violates federal law.
     It is also illegal to give or offer anything of value to any public official or person who has been elected or selected to be a public official with the intent or purpose of influencing any official act or business. It is also illegal to give or offer compensation to: (1) a Member of Congress for services rendered or to be rendered; or (2) to an employee of the executive, legislative, or judicial branch in relation to any matter in which the United States is a party or has a direct and substantial interest.
     Of course, intentionally made false statements and deceptive or dishonest acts or practices, whether or not they violate the law, violate the Company's Code Ethics and Conduct. Each director, officer and employee should endeavor to respect the rights of, and deal fairly with, the Company's customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
     2. SECURITIES LAWS. Green Mountain Power is a publicly-owned corporation whose stock is traded on the New York Stock Exchange. As such, it is subject to the provisions of various securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934 and the Public Utility Holding Company Act of 1935.
     The securities laws prohibit certain types of securities trading. The most significant of these laws is the law against insider trading, which is the practice of engaging in a securities transaction on the basis of "inside" information. The basic rules of insider trading are relatively simple to state. No one may purchase, sell, or trade in securities while in possession of material non-public information. Likewise, employees of Green Mountain Power may not give material non-public information to anyone. Employees may not purchase, sell, or trade in the securities of the Company or another corporation on the basis of material non-public information, such as knowledge that the Company is planning to acquire the other corporation. Insider trading by employees may result in the imposition of civil and criminal penalties against you and the Company, as well as publicity that is detrimental to the Company's interests.
     The two key concepts of insider trading laws are (1) "material information" and (2) "non-public information". Material information is any information which could be expected to affect the investment decision of a reasonable investor or alter significantly the market price of a corporation's stock. There are many types of material information of which you may become aware. For example, if you know that the Company will report favorable (or unfavorable) earnings, or that the Company is planning to acquire another corporation, you are in possession of material information. Information is non-public if it has not appeared in the Company's filings with the Securities and Exchange Commission or in the Company's annual or quarterly reports to its shareholders. You should also treat any information which has not been the subject of a Company press release as non-public.
     Keep in mind that the law covers not only trading in Green Mountain Power stock but also trading in the stock of another company when you have knowledge of information which may affect that stock. An obvious example is non-public information that Green Mountain Power is planning to acquire XYZ Company. If you have such information and then buy shares in XYZ Company, you are doing so in blatant violation of the insider trading laws.
     You do not need to be an officer or senior executive of the Company to be subject to the insider trading laws. Any employee is subject to prosecution for a violation.
     3. ACCOUNTING MATTERS. The Company has a legal responsibility to comply with an array of regulations promulgated by various regulatory, legal and professional organizations. Management has the primary responsibility for the Company's financial reporting process, including preparation of financial statements in accordance with generally accepted accounting principles, and systems of internal controls. The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's financial reporting process and system of internal controls. As part of that process, the Audit Committee is also responsible for assuring that the Company has procedures to receive and address concerns by employees regarding accounting, internal accounting controls and auditing matters, including confidential or anonymous complaints submitted by employees. The Audit Committee has adopted policies and procedures regarding the reporting of accounting concerns, which can be found on the Company's intranet website, to set forth procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters to the Audit Committee. If you have any such concerns, please consult the Accounting Concerns and Reporting Policy and Procedures available on the Company's intranet website for methods to report such concerns.
     4. EQUAL EMPLOYMENT OPPORTUNITY. Federal and State laws prohibit discrimination in employment based upon an individual's race, color, religion, sex, sexual orientation, national origin, disability or age. This requires that decisions made with respect to hiring, promotions, and terminations, or decisions that bear on any significant term or condition of employment, be made in a manner that does not discriminate on any of these impermissible grounds. Green Mountain Power is committed to promoting a productive environment in which every employee is treated with respect. Green Mountain Power therefore supports a policy of zero tolerance for any harassment of employees based on gender, race, color, religion, national origin, marital status, age, sexual orientation, mental or physical disability, veteran status or any other basis by supervisors, co-workers or non-employees. Harassment is defined as offensive or intimidating conduct of a verbal or physical nature, which has the effect of unreasonably interfering with an employee's working conditions or performance, creates a hostile, intimidating or offensive environment or otherwise adversely affects employment opportunities. Allegations of harassment will be investigated even if no formal complaint is filed or the complaining individual refuses to cooperate in an investigation. You are encouraged to report any harassment and be assured that no retaliation will occur for reporting the conduct.
     The Company has detailed and comprehensive employment policies relating to numerous employment related subjects, including discrimination, harassment, disabilities, and family and parental leave. These policies are set forth in the Employee Handbook.
     5. ELECTRIC UTILITY REGULATION. Green Mountain Power, as a Vermont electric utility, is closely regulated by the Vermont Public Service Board and the Federal Energy Regulatory Commission ("FERC"). The scope of this regulation is broad and affects nearly every aspect of our business. The Company and individual employees can be exposed to serious civil and sometimes criminal penalties for violating regulatory statutes, regulations, rules or orders. The Company has a long-standing commitment to full compliance with the letter and spirit of all statutes, regulations, rules and orders of these regulatory authorities. We are also committed to working cooperatively and professionally with these and all regulatory authorities with oversight responsibility over the Company's affairs. It is never permissible for the Company or its personnel to violate, circumvent or evade our regulatory responsibilities.
     We do not expect every employee to be aware of each and every regulatory requirement governing the Company's business. Every employee should, however, be generally familiar with those aspects of state and federal regulation that pertain to your area of responsibility. The General Counsel should be contacted whenever you have a question about a regulatory matter.
     6. OFF-TARIFF SALES AND SPECIAL CONTRACTS. Vermont law, 30 V.S.A. 229, provides that no Vermont electric utility may "directly or indirectly or by any special rate, rebate, drawback or other device or method make any deviation from [approved tariffs]" without prior Public Service Board approval. No Vermont utility may "enter into any contract, agreement or arrangement relating to the furnishing or rendering of any special product or special service not provided for or covered in [an approved tariff]" without prior Public Service Board approval. Violation of this law exposes both the Company and individual officers and employees to monetary penalties up to an amount of five times the amount of the unapproved benefit or rebate to the customer. There are no exceptions to the statutory prohibition: The Company may not provide regulated electric service to retail customers, except in accordance with approved tariffs, unless the Public Service Board approves such arrangements in advance.
     The Company has specific and detailed procedures governing the negotiation, approval process and monitoring of special contract and other off-tariff sales arrangements. All employees are responsible for ensuring that Green Mountain Power electric service sales and customer arrangements are made only in accordance with approved tariffs or approved special contracts. It is essential to the Company's commitment to integrity that our services are sold and delivered only in accordance with the law. The General Counsel should be consulted whenever a question arises about whether a customer pricing or service arrangement falls outside our approved tariffs or a Public Service Board-approved special contract.
     7. ENVIRONMENTAL LAWS, REGULATIONS AND PERMITS. The Company's operations and facilities are subject to an intricate and detailed array of federal, state and local laws, regulations and permits regarding the environment. The federal laws alone include the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Resource Conservation and Recovery
Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Oil Pollution Act, and the Emergency Planning and Community Right to Know Act. The State of Vermont also has enacted many environmental statutes, including the Soil Conservation Act, Water Resources Management Act, Water Pollution Control Act, Land Use and Development Act, Waste Management Act, Air Pollution Control Act, and Underground Liquid Storage Tank Act. These laws govern, among other things, the storage, disposal, transportation and treatment of hazardous wastes (such as PCBs). They also require that certain records be maintained in connection with those activities, and they prohibit tampering with monitoring devices installed pursuant to the enforcement of the statutory prescriptions.
     The Company is required to obtain and comply with many different permits and certificates, issued by federal, state and local authorities, that govern our operations and facilities. Many of these permits contain terms and conditions that are designed to protect the environment. These include dam licenses, "Section 248" certificates of public good, air and water quality permits, "Act 250" permits, pole setting approvals, local planning and zoning permits and approvals, to name a few.
     The Company has in effect a number of written procedures, plans, and guidelines applicable to environmental matters. All employees are responsible for ensuring that they are familiar with the environmental procedures and guidelines that may affect their duties with the Company. It is essential to the Company's commitment to the environment that we seek all required permits, certificates and authorizations when required and that we comply with every permit, certificate and authorization that we receive.
     Green Mountain Power is proud of its environmental record and the efforts it has made to promote a clean and healthy environment. The General Counsel should be consulted anytime a question exists relating to an environmental matter.
     8. DRUG AND ALCOHOL FREE WORKPLACE. Green Mountain Power is committed achieving a safe work environment that is free from the influence of illegal drugs and alcohol through intervention and, if appropriate, corrective action. Green Mountain Power strictly prohibits use, possession, manufacture, distribution, dispensation or sale of illegal drugs, drug paraphernalia, controlled substances or alcohol on company premises and/or during work hours. Employees are required to be free from the influence of illegal drugs and alcohol while working. If an employee has reason to believe that a fellow employee is under the influence of illegal drugs or alcohol or has otherwise violated this policy, the appropriate supervisor or a member of the management team should be contacted immediately.
     9. HEALTH AND SAFETY. It is the Company's policy to promote a healthy and safe working environment for all of its employees. It is against Company policy to violate any federal, state or local law, rule, or ordinance relating to workplace health and safety.
     It is a criminal violation of the federal Occupational Safety and Health Act ("OSHA") to provide unauthorized notification of an impending OSHA inspection, to falsify reports required by OSHA, and/or willfully to fail to provide a safe work place. Any willful violation of OSHA that results in the death of an employee may also result in criminal penalties.
     The Company has written safety guidelines and procedures that are set forth in the Company's Accident Prevention Manual. A copy of OSHA safety and health standards, which is printed in Volume 29 of the Code of Federal Regulations, can be obtained through the Legal Department
     10. CAMPAIGN FINANCING. The statutes and regulations governing campaign contributions by corporations form a relatively technical and separate body of law. The Company is precluded from making campaign contributions to candidates for federal office. The Company has a policy of not making corporate contributions to state or local candidates or to political parties. The Company does not have or belong to a "political action committee" or "PAC." The Company's policies are not intended to infringe on any individual's right under federal or state law to make lawful campaign contributions to political candidates.
     11. COPYRIGHTS, PATENTS AND TRADEMARKS. Federal and state laws protect intellectual property (i.e. invention, written and musical creations, software, etc.), and Company employees who intentionally violate those laws may subject both themselves and the Company to criminal liability.
     Copyright laws protect an original work of authorship when it is fixed in a tangible medium. Such works may include written works like books and articles, video and audiotapes, and computer software programs. Examples of activities that might violate the copyright laws are:
* installing computer software on more than one computer in contravention of the licensing agreement;
* reproducing written articles for distribution outside of the Company without the permission of the publisher or author;
*  reproducing  rental  video  tapes  for  any  use;  and
* using material contained on subscription data bases in contravention of the subscription agreement.
     Employees should review any applicable licensing or subscription agreements before reproducing information contained on those mediums. It also bears noting that copyright protection may exist even in the absence of a formal copyright registration made with the United States Copyright Office.
     Patent laws are applicable only after a patent is sought and obtained. These laws provide the inventor of a patented product, process, or composition with the exclusive right to make, sell or use the patented invention. Patent searches can be undertaken to determine if the use of a process or device may infringe upon an existing patent.
     Trademark laws protect against confusion as to the source and quality of goods or services by prohibiting the use of trademarks that are the same as or deceptively similar to the trademarks owned by others. Trademarks may become protected either by registration or by actual use of a nature that creates a public perception that there is an association between the mark and the user's product or service.
     Intellectual property laws are neither simple nor straightforward, and any questions regarding issues involving these laws should be addressed to the General Counsel.
     12. LABOR RELATIONS. The Company recognizes the rights of its employees to organize and bargain collectively consistent with the law. These rights are guaranteed by federal and state statutes and by regulations promulgated by various government agencies charged with enforcing those statutes.
     It is unlawful to offer money or benefits to, or in any way to bribe an employee or his representatives in an effort to influence the exercise of their rights to organize and bargain collectively. Similarly, it is unlawful to bribe or attempt to bribe a union representative or official in order to influence them in discharging their duties as a representative of an employee.
     13. TAX LAWS. As a taxpayer, the Company is required to pay federal and state income taxes, social security taxes, federal and state unemployment taxes, state sales taxes and local property taxes. In addition, it is required to withhold income taxes from its employees' wages and to collect sales taxes from its customers. In connection with its tax obligations, the Company is required to maintain accurate financial records and to report its tax liability accurately.
     It is unlawful and against Company policy to evade taxes owed by the Company, to file inaccurate reports required to be filed with the government, and/or knowingly to fail to keep adequate records or provide information properly requested by the government. It is the Company's policy to cooperate with legitimate government inquiries and investigations.
     14. IMMIGRATION LAWS. The immigration laws of the United States impose certain limitations on the hiring of persons who are not citizens of the United States, and makes illegal:
* Knowingly hiring non-citizens who are not properly authorized to work in the United States;
* Engaging in a practice of knowingly hiring or continuing to employ unauthorized aliens; and
* Engaging in fraud or making false statements in connection with identification of employment eligibility documents.
     Accordingly, while it is against the law to discriminate against an individual because of his or her ethnic or national origin, it is essential to comply with the immigration laws when dealing with the employment of individuals who are not citizens of the United States.
     This may be accomplished by examining documents, after ensuring they are genuine, that establish both identity and employment authorization. Every person hired after November 6, 1986 must complete an Employment Eligibility Verification Form (Form I-9) and provide the documentation required by that Form. Detailed Instructions regarding the Form and the requirements of the law are maintained in the Human Resources Offices.
     Any questions regarding the immigration laws should be addressed to the Human Resources Department and/or the General Counsel.
     15. ANTITRUST LAWS. Antitrust law is actually a group of separate but related laws that are designed to protect competition by prohibiting sellers and/or buyers from collectively acting to fix prices or regulate supply. These laws are complicated and their meaning has largely been a matter of court interpretation. As a consequence, the meaning of antitrust law is often ambiguous as applied to specific fact situations. Set forth below are some general guidelines.
* It is unlawful to make agreements with competitors, either tacit or express, that have as an effect the setting or fixing of prices, output or supply. In general, you should avoid even discussing prices with competitors.
* It is unlawful to make agreements with competitors relating to the division or allocation of customers, sales territories or markets.
* It is unlawful for a supplier of products to agree to set or fix the price at which the product may be resold to others by a buyer.
* It is unlawful to condition or tie the sale of one product to the purchase of a different product, when the seller has market power. "Market power" is incapable of easy or precise definition, but it often exists when a seller has a large share (i.e. 50 percent) of a relevant market. An example of such an illegal "tying" arrangement may be refusing to sell a customer transmission or distribution service unless the customer also purchases electricity from the Company. Exclusive dealing is illegal under some circumstances, and you should consult the General Counsel or the Company's retained attorneys before entering agreements involving exclusive dealing. Exclusive dealing exists where a seller conditions the sale of its product on an agreement by the buyer that it will not purchase the product of competitors.
* Charging similarly situated buyers different prices for the same product, or discriminating in giving discounts, rebates or allowances, may be illegal under some circumstances. You should consult the General Counsel or the Company's retained attorneys before committing the Company to any agreement, either as a buyer or seller, that involves discriminatory prices, allowances, discounts or rebates.
     The General Counsel must be consulted when Company activities appear as though they may raise antitrust issues.
     16. GOVERNMENT INVESTIGATIONS. It is long-standing Company policy to cooperate with federal, state and local investigations for any law enforcement or lawful regulatory purposes. At the same time, the Company is entitled to all the safeguards provided by law for the benefit of persons under investigation, including particularly the representation of counsel at all times. Therefore, if a representative of any government agency requests an interview with any Company employee or Company representative, or seeks data or copies of documents or seeks access to files, the investigator must be told that the Company will cooperate, but the matter must first be referred to the Company's General Counsel. This procedure must be followed whether the request is oral or written.
     17. COMPANY INFORMATION. Company data in any form, including, but not limited to, electronic transmission, is the property of Green Mountain Power and may contain confidential information. Directors, officers and employees must protect such information and maintain the confidentiality of such information except when disclosure is specifically authorized or legally mandated. You must consult the Company's General Counsel with respect to all questions concerning disclosure of confidential information. This is true for emails, voice mail recordings, as well as any other written documents. All computer system passwords, encryption information, credit card numbers, financial account information and the like constitute confidential company information and must be maintained by employees in confidence. Information relating to a Company customer should never be disclosed to anyone except that customer without express authorization from the Company's General Counsel or the Company's retained attorneys. Employment-related information about individual employees should never be disclosed to persons or entities outside the Company by anyone except the Human Resources department. All inquiries or requests for information or references regarding current or former employees must be referred to Human Resources. Materials marked or designated as "privileged" and/or "confidential" should not be given to parties outside of the Company, nor should they be widely distributed within the Company, unless specifically instructed by the General Counsel. Similarly, oral and written advice provided by the General Counsel, or by outside counsel representing the Company, should never be disseminated to third parties unless specifically instructed by the General Counsel or the Company's retained attorneys representing the Company.
     18. DISCLOSURE POLICY. It is the Company's policy to provide full, fair, accurate, timely and understandable disclosure in all documents required to be filed with or furnished or submitted to the Securities and Exchange Commission and in all other public communications. The Company expects all employees, officers and directors to act in a manner that supports this policy. In addition, directors, officers and employees are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent auditors for the purpose of rendering the financial statements of the Company misleading.
III.    COMPLIANCE
     Green Mountain Power is committed to promoting compliance with this Code of Ethics and Conduct. The Company is also committed to detecting and rectifying non-compliance when it does occur.
     1. ETHICS OFFICER. The Company has established an Ethics Officer to ensure effective implementation and compliance with this Code. The Ethics Officer is responsible for overseeing the Company's compliance with this Code, which includes ensuring that Company personnel understand the standards embodied in the Code and that any violations of the Code are detected and addressed promptly in a fair, effective and uniform manner.
     2. WAIVERS OF THE CODE. Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed to shareholders as required by law or stock exchange regulation.
     3. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR. This Code is primarily concerned with addressing your conduct and the conduct of those who report directly or indirectly to you. However, there may be instances where you become aware that the conduct of others may violate this Code or any of the Company's policies. It is every employee's obligation to report any potential violation promptly to the appropriate individual within the Company so that any appropriate investigation and any necessary corrective steps may be taken. If you are ever in doubt about the legal or ethical nature of a decision or practice within the Company, your first point of contact should be your manager, department head, the Ethics Officer or the General Counsel. If you have concerns about the Company's accounting, auditing or financial reporting practices, you should report them to in accordance with the Company's Accounting Concerns Reporting Policy and Procedures found on the Company's intranet website, which describes procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters to the Audit Committee. The General Counsel must also be informed promptly of any actual or potential illegal or unethical behavior that may violate this Code or any of the Company's policies. It is the policy of this Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.
     4. ACCOUNTABILITY. You will be accountable for adherence to this Code of Ethics and Conduct. Violations of this Code may result in a variety of disciplinary actions, including termination of employment and civil or criminal penalties.